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[NEW WEST EYEWORKS, INC.                                          EXHIBIT 4.10
         LETTERHEAD]

                                December 26, 1996

VIA FEDERAL EXPRESS

[NAME AND ADDRESS
OF WARRANT HOLDER]

                  Re:    REGISTRATION OF COMMON STOCK OF NEW WEST EYEWORKS, INC.

Dear [NAME OF WARRANT HOLDER]:

         New West Eyeworks, Inc., a Delaware corporation (the "Company"), hereby gives notice that it intends to file a Registration Statement on Form S-2 (the "Registration Statement") with the Securities and Exchange Commission in connection with a proposed underwritten public offering (the "Offering") of shares of its Common Stock, $0.01 par value ("Common Stock"). Because of the federal securities law, the Company requests that you keep the Offering and the other matters discussed herein in the strictest confidence.

         The Company intends to offer 1.0 million shares of Common Stock at a price to the public that is expected to be approximately $7.25 per share. The net proceeds of the Offering will be used to reduce debt, to fund the growth of the Company and for general corporate purposes.

REGISTRATION RIGHTS

         This notice is delivered pursuant to Section 7.2 of the Representative's Warrant Agreement by and between the Company and Reich & Co., Inc., dated December 31, 1993 (the "Agreement"), the terms of which apply to the warrants held by you. The Company would like to obtain your waiver of certain registration rights ("Registration Rights") contained in the Agreement, in connection with the Offering.

         We request that you waive (i) all Registration Rights you may have with respect to the Offering under the Agreement and (ii) the requirement contained in the Agreement that this notice be delivered no later than 30 days prior to the filing of a registration statement. This waiver will not affect your right to participate in future public offerings of the Common Stock by virtue of your Registration Rights under the Agreement.

WARRANT PROVISIONS

         Pursuant to the terms of Section 11 of the Agreement, the Company is required to reserve and keep available out of its authorized but unissued shares of Common Stock the number of shares of Common Stock issuable upon exercise of the warrants issued pursuant to the Agreement (the "Reservation Requirement"). Because the Company's authorized capital stock is insufficient to meet all of the Company's reservation


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[NAME OF WARRANT HOLDER]
December 26, 1996
Page Two
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requirements and to complete the Offering, the Company hereby requests that you waive the Reservation Requirement with respect to the warrants issued pursuant to the Agreement. Upon execution hereof, the shares subject to the Reservation Requirement shall no longer be reserved. In consideration for the foregoing waiver, the Company shall use its best efforts to seek stockholder approval of a charter amendment (the "Charter Amendment") that will increase the Company's authorized capital stock at its general meeting of stockholders, to be held in 1997. The undersigned agrees that upon effectiveness of the charter amendment, the Reservation Requirement waived hereby shall be reinstated in full force and the shares of Common Stock subject thereto shall again be reserved.

         The Company further requests that the Warrant be amended to eliminate certain monetary anti-dilution provisions by deleting Sections 8.1 and 8.2 in their entirety. In consideration of the foregoing waiver and deletion of Sections 8.1 and 8.2, the Company shall extend the exercise period of the Warrant for three (3) years and reduce the exercise price from $8.75 to $8.00 per share. As revised, the first sentence of paragraph 1 shall be replaced with the following:

         "The Holder (as defined in Section 3 hereof) is hereby granted the right to purchase, at any time from December 23, 1994 until 5:30 P.M., New York time, on December 23, 2001, up to an aggregate of 81,563 shares of Common Stock (the "Shares") at an initial exercise price (subject to adjustment as provided in Section 8 hereof) of $8.00 per share of Common Stock subject to the terms and conditions this Agreement."

         Please acknowledge your agreement to the foregoing by signing and dating the enclosed copy of this letter and returning it to me by no later than December 30, 1996.

                                            Very truly yours,

                                            NEW WEST EYEWORKS, INC.

                                            By: /s/ Ronald E. Weinberg
                                               ---------------------------------
                                               Ronald E. Weinberg
                                               Chairman of the Board

I hereby (i) waive all of its Registration Rights in connection with the Offering, (ii) waive the Reservation Requirement, and (iii) agree to the amendment of the Agreement as described above.


                                            ------------------------------------
                                            [NAME OF WARRANT HOLDER]